Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Share and per share data have been restated to reflect a 100% stock dividend paid on May 10, 2007.

Condensed Income Statement	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest income	$8,608	7,920	25,687	23,703
Interest expense	3,290	3,532	10,205	10,226
Net interest income	5,318	4,388	15,482	13,477
Provision for loan losses	188	75	322	158
Net interest income after provision	5,130	4,313	15,160	13,319
Non-interest income	2,203	2,117	6,430	6,220
Non-interest expense	4,928	4,628	14,975	13,777
Income before income taxes	2,405	1,802	6,615	5,762
Provision for income taxes	611	432	1,679	1,397
Net income	$1,794	1,370	4,936	4,365

Dividends per common share	$0.16	0.155	0.48	0.465
Basic earnings per common share	$0.27	0.22	0.74	0.69
Diluted earnings per common share	$0.27	0.22	0.74	0.69
Average basic shares outstanding	6,687,232	6,345,486	6,687,232	6,360,654
Average diluted shares outstanding	6,687,232	6,345,615	6,687,232	6,361,415

Selected Financial Ratios
Return on average assets	1.09%	0.99%	1.05%	1.07%
Return on average equity	12.27%	10.47%	11.38%	11.28%
Dividend payout ratio	59.26%	70.45%	64.86%	67.39%
Net interest margin (tax equivalent)	3.68%	3.64%	3.74%	3.78%

Selected Balance Sheet Items	September 30, 2008	December 31, 2007
Investment securities	$139,638	90,154

Loans	450,161	446,887
Less allowance for loan losses	2,468	2,468
Net loans	447,693	444,419

Total assets	666,564	604,058
Total deposits	596,187	535,929
Short-term borrowings	1,645	1,459
Long-term debt	5,000	5,000
Total shareholders’ equity	58,583	56,528

Shares outstanding at period end	6,687,232	6,687,232

Book value per share	$8.76	8.45
Equity to assets ratio	8.79%	9.36%

Assets Under Management
LCNB Corp. total assets	$666,564	604,058
Trust and investments (fair value)	184,390	199,053
Mortgage loans serviced	38,571	40,260
Business cash management	33,189	34,532
Brokerage accounts (fair value)	58,606	58,929
Total assets managed	$981,320	936,832